Encore Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission

Exhibit 10.16

Separation and Release Agreement

This separation and release agreement (this “Separation Agreement”) is effective December 31, 2025, and is entered into by Encore Group (USA) LLC (f/k/a Audio Visual Services Group, LLC) (“Encore,” and, together with its parents, subsidiaries and affiliated companies, the “Company,” “we” and/or “us”), and Charlie Young (“you”).

RECITALS

WHEREAS, you and Encore are parties to that certain Employment Agreement between you and Encore dated as of May 2, 2016 (the “Employment Agreement”); and

WHEREAS, you and Encore acknowledge that your employment with the Company is terminating; and

WHEREAS, in connection with such termination of your employment, the Company is to deliver to you certain Separation Benefits (as defined below in this Separation Agreement) in consideration of and contingent upon your entering into a waiver and release of claims in favor of the Company;

WHEREAS, you and the Company desire to affect such an outcome in accordance with, and in consideration of, the promises and mutual covenants contained herein.

NOW, THEREFORE, you and we hereby agree as follows:

1.

WAIVER OF RIGHT TO FUTURE EMPLOYMENT, RELEASE, AND WAIVER OF CLAIMS. You hereby waive any right to employment or re-employment by the Company in the future, and you agree that the Company shall have the right to refuse to re-employ or hire you without liability. You also hereby release the Company and the Releasees (as hereinafter defined) of all actions, causes of action, suits, debts, guaranties, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity (collectively, the “Claims”), which you and your heirs or personal representatives may have, known or unknown, against Company and the Releasees arising out of your employment or termination of employment with Company. The Claims released under this Separation Agreement include, but are not limited to, all claims, suits and causes of action, known or unknown, which you may have or hold against the Company, including, without limitation, wrongful or unlawful discharge, breach of contract, tort, fraud, defamation, violations of the Civil Rights Acts, the Equal Pay Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act (the “ADEA”), the Employee Retirement Income Security Act, the Workers’ Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the common law of the State of Illinois, the Delaware Discrimination in Employment Act, the Delaware Handicapped Persons Employment Protection Act, the Delaware Whistleblower’s Act, the Delaware

Encore Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission

Wage Payment and Collection Act, the Delaware Fair Employment Practices Act, Delaware’s social media law, all as amended, as well as any other federal, state or local law relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise. For purposes of this Separation Agreement, the term “Releasees” shall mean, and benefit, Company and its parents, successors, subsidiaries, divisions and affiliates, and each of their attorneys, agents, present and former officers, directors, employees, shareholders and their affiliates and assigns, as well as other persons, firms or corporations liable or who might be claimed to be liable for the debts or obligations of Company or any other Releasee. The term “affiliates” as used in this Separation Agreement shall have the same meaning as set forth under the definition of “affiliates” in Rule 405 promulgated under the Securities Act of 1933, as amended. Notwithstanding the release and waiver of claims set forth in this Paragraph 1, you do not waive or release any rights which you may have relating to (i) unemployment compensation or unemployment insurance, (ii) workers’ compensation, (iii) any employee benefits programs in which you have been a participant, to the extent your rights have vested thereunder, (iv) your right to receive a whistleblower award from a Government Agency (as defined in Paragraph 2 below) for information provided in good faith to such Government Agency, (v) indemnification and/or any insurance with respect to claims asserted by any third party against you within the scope of your employment, (vi) your right to challenge the validity of the release of claims in this Paragraph 1 under the ADEA as amended by the Older Workers Benefit Protection Act (the “OWBPA”) or otherwise, (vii) any rights or claims that arise after the date you execute this Separation Agreement, and/or (viii) any rights or claims which cannot legally be waived or released, including any rights under the Separation Agreement.

2.

PROTECTED ACTIVITIES. This Separation Agreement shall not be construed or applied to limit or interfere with your right, without notice to or authorization of the Company, to communicate in good faith with any Government Agency for the purpose of reporting a possible violation of law, or to participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing documents or other information, or for the purpose of filing a charge or complaint with a Government Agency. As used in this Separation Agreement, “Government Agency” shall mean the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organization or any other federal, state or local governmental agency or commission. In the event you file a charge or complaint with a Government Agency, or a Government Agency asserts a claim on your behalf, you agree that this Separation Agreement shall nevertheless bar your right (if any) to any monetary or other recovery (including reinstatement), except you do not waive your right to receive a whistleblower award from a Government Agency for information provided to such Government Agency.

Encore Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission

You are hereby notified, in accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), that:

(a)

An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law.

(b)

An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c)

An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

For the purposes of this Separation Agreement, all activities described in this Paragraph 2 are defined as the “Protected Activities.”

3.

TERMINATION OF EMPLOYMENT AND SEPARATION BENEFITS. Your employment with the Company will be terminated effective December 31, 2025 (“Effective Date”). Subject to your timely execution of this Separation Agreement and provided that you do not revoke this Separation Agreement pursuant to Section 13 below, and subject to your continued compliance with the restrictive covenants contained in your Employment Agreement, you shall be entitled to receive certain payments and benefits following the Effective Date (collectively, the “Separation Benefits”):

(a)

Payment of $670,176.00 of severance (“Separation Payment”), which is equivalent to eighteen (18) months of base pay at your current (as of the Effective Date) rate of pay. The Severance Payment shall be paid in bi-weekly installments, less applicable withholding taxes, in accordance with the Company’s payroll practices and schedule. The first payment shall be paid as part of the first full payroll cycle following the expiration of the revocation period described in Section 13 below. For the avoidance of doubt, the Employment Agreement is hereby amended to modify the amount of the Separation Payment and to reflect that the Separation Payment will be paid in installments, each as set forth herein. All other benefits (including Company-subsidized insurance coverage, active participation in the Company’s 401K plan, and all paid time off accruals) shall cease as of the Effective Date.

(b)	Payment of your 2025 target MIP bonus payout (calculated in accordance with the Company’s then-current MIP plan, and payable in approximately March 2026), less all applicable taxes and withholdings.

Encore Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission

(c)

Upon request, the Company will provide you with up to three months of outplacement services, to be provided by the Company’s outplacement vendor, HRD. These services will include coaching, access to an online career portal, and resume development services.

(d)

Following the Effective Date, you may elect to obtain medical, dental and vision insurance through COBRA. You will receive notice of your rights to make such elections under COBRA by mail on or around the Effective Date. Subject to your election under COBRA and your submission of proof of payment of the applicable premiums, the Company will reimburse you for the cost of your COBRA premiums through June 2027 for the same level of coverage in place as of the Effective Date.

4.

EXPENSE REIMBURSEMENT. In addition to the amounts specified above, the Company will also reimburse you for any unpaid reimbursable business expenses, in accordance with the Company’s travel and entertainment policies, that you have not yet submitted to the Company for reimbursement. Any such expenses and receipts must be submitted to Ben Erwin within 15 days following the termination of your employment.

5.

COVENANT NOT TO SUE. You represent that you have not filed or initiated any claim, complaint, or other administrative proceeding against the Company with any federal, state, or local government agency, and you covenant and agree that you will not file or permit to be filed any lawsuits at any time after the date of this Separation Agreement with respect to the subject matter of this Separation Agreement and claims released pursuant to this Separation Agreement (including, without limitation, any claims relating to the termination of your employment), except as may be necessary to enforce this Separation Agreement or to seek a determination of the validity of the waiver of your rights under the ADEA, provided, however, that nothing in this Separation Agreement shall be construed to inhibit your right to engage in any Protected Activities. You further represent that you are not aware of any injury or disease that may have arisen out of your employment with the Company for which a workers’ compensation claim or proceeding may be filed by or for you after signing this Separation Agreement.

6.

NON-DISPARAGEMENT, CONFIDENTIALITY, AND COOPERATION. You agree that (a) you will not engage in any conduct or make any statements which are critical of the Company or any other Releasee, (b) you will not disclose any information about the Company or any other Releasee, which information is confidential or which could be considered as private or sensitive in nature as more particularly described below as “Confidential Information,” (c) you will fully cooperate and assist us in the transfer of your responsibilities to the individual(s) designated to assume those responsibilities and (d) you will cooperate fully and assist us, to the best of your abilities, in connection with any pending or subsequent legal matters or proceedings involving, directly or indirectly your role or actions as an employee of the Company (and in such instances, the Company will reimburse you for all reasonable travel expenses associated with such cooperation and will

Encore Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission

attempt to schedule such assistance at the reasonable convenience of the Employee). For purposes of this Separation Agreement, “Confidential Information” shall mean this Separation Agreement, all plans (business, marketing, development, creative or other including sales and marketing plans and objectives), strategic information, research and development, sales plans and related materials, information received under confidential conditions, personnel information, manuals, policies and practices, financial projections, technical information, customer lists, vendors lists, employee lists, market studies, calculations, data processing methods and systems, trademarks, copyrights, patents, designs, writings, specifications, flow charts, products, devices, process, pricing information, marketing information, financial information, machines, equipment, technology, formulas, trade secrets and research which exist, with respect to, incidental to, and/or relating to the activities of the Company, and all records, notes, drawings, tapes, outlines, drafts, plans, memoranda, financial statements and other documents or models in connection therewith. You shall hold such Confidential Information in strict confidence and shall not (i) disclose the Confidential Information to any person or entity, (ii) use it in any way or permit others to use it in any way, commercially or otherwise, and/or (iii) allow any person access to it without our prior written consent. Nothing in this Paragraph shall interfere with your right to engage in the Protected Activities described in Paragraph 2 above.

The Company agrees to instruct its executives at the level of Senior Vice President and above that they shall not disparage or make defamatory or other critical statements about you. Nothing in this Separation Agreement shall be interpreted, however, to preclude either the Company or its subsidiaries, officers and/or directors from making any truthful statements about you to the extent required by applicable law or regulation, in connection with any proceeding (regardless of whether between you and the Company) or in the course of any regulatory or administrative inquiry, review or investigation or other proceeding that may be conducted by a Government Agency.

7.

NO ADMISSION OF LIABILITY. You understand and agree that the making of the promises set forth in this Separation Agreement does not mean that Company has violated any federal or state law or regulation, or violated any other obligation that it may have to you. Rather, we are making these promises solely in exchange for your promises to us.

8.

EQUITY. As of the Effective Date, you hold 500,000 Class A-1 Units (the “Class A Units”) and 6,028,242 Class B Units (the “Incentive Units”), of which 1,205,658.40 are Vested Incentive Units and 4,822,593.60 are Unvested Incentive Units (as each such term is defined in the Award Agreements (defined below)). Provided that you remain in continuous employment in good standing with the Company through the Effective Date, and you remain in compliance with the surviving provisions of your Employment Agreement, the Subscription Agreement, dated as of September 26, 2019 (the “Subscription Agreement”), the Incentive Unit Subscription Agreements, dated as of August 20, 2018, December 11, 2019, and June 9, 2022 (collectively, the “Award Agreements”, as amended and/or restated),

Encore Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission

and the Encore Global LP Profits Interest Plan, as amended and/or restated, and notwithstanding anything to the contrary in your Award Agreements, the 401,882.80 Unvested Incentive Units that are scheduled to vest on April 1, 2026 shall instead become Vested Incentive Units on the Effective Date. All remaining Unvested Incentive Units shall be forfeited for no consideration as of the Effective Date. For avoidance of doubt, the Call Option as set forth in your Subscription Agreement and Award Agreements shall continue to apply to your Class A Units and Vested Incentive Units.

9.

REIMBURSEMENT IN THE EVENT OF BREACH OF THIS AGREEMENT. You acknowledge and agree that the payments the Company agrees to make to you under Paragraph 3 above represent consideration in addition to anything of value to which you are already entitled. You and the Company acknowledge that the promises that are being made by each party are in exchange for all of the promises being made by the other party. You and the Company agree that if either party fails to keep any of their respective promises (such a party an “Offending Party”), the other party may take whatever legal action it chooses to enforce those promises and/or to recover from the Offending Party the amount of any damage that the other party may suffer because of the Offending Party’s failure to keep those promises. You and the Company also agree that an Offending Party shall reimburse the other party for any amount of money the other party is required to pay as a result of the Offending Party’s failure to honor its promise. You agree that if you are the Offending Party, your obligation to reimburse the Company extends to any company related to or affiliated with Company, and/or any individual related to Company that is required to pay any amount of money as a result of your failure to honor a promise in this Separation Agreement. This Paragraph shall not apply in the event that you challenge the validity of the ADEA release contained in this Separation Agreement as outlined above.

10.

ENTIRE AGREEMENT. Except as set forth herein, the terms contained in this Separation Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto whether written or oral; provided, however, that the terms contained in this Separation Agreement shall not supersede or replace the terms contained in the Employment Agreement, unless otherwise expressly stated herein. You represent that in executing this Separation Agreement, you have not relied upon any representation or statement not set forth herein. No amendment or modification of this Separation Agreement shall be valid or binding upon the parties unless in writing and signed by both parties. Nothing in this Paragraph shall interfere with your right to engage in the Protected Activities described in Paragraph 2 above.

11.

GOVERNING LAW. The interpretation and construction of this Separation Agreement, and all matters relating hereto (including, without limitation, the validity or enforcement of this Separation Agreement), shall be governed by the laws of the State of Illinois without regard to any conflicts or choice of laws provisions of the State of Illinois that would result in the application of the law of any other jurisdiction. If any paragraph or provision of this Separation Agreement is found by a court to be invalid in whole or in part, then the remaining paragraphs and provisions shall not be affected, but shall remain binding and in full force and effect.

Encore Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission

12.

RETURN OF PROPERTY. You represent and warrant that you have returned to the Company all Company owned equipment, documents and information including, but not limited to, Company owned computers and iPads or other equipment, the Confidential Information described above, keys, parking passes, cards and all other items and materials of value belonging to the Company.

13.

RIGHT TO CONSIDER AND/OR REVOKE THIS AGREEMENT. This is an important legal document. You are advised to consult an attorney before signing. You have up to twenty-one (21) days after December 31, 2025, to consider this Separation Agreement, and, if you decide to sign this Separation Agreement, you must do so before the close of regular business hours on the twenty-second (22nd) day following such date but in no event earlier than December 31, 2025. You must also date this Separation Agreement when you sign it, and then return this Separation Agreement to me by that deadline. If you fail to do any of these things by that deadline, this Separation Agreement will be ineffective and none of us will have any obligation to do any of the things provided for in this Separation Agreement. If you do all of these things by that deadline, you will then have seven (7) additional days after doing so in which to change your mind and revoke this Separation Agreement. This Separation Agreement shall not take effect, and neither of us will have any obligation to do any of the things provided for in this Separation Agreement until these seven (7) days have passed. To revoke this Separation Agreement, you must state that intention in writing and deliver that writing to me before the close of regular business hours on the seventh day following the date that you sign this Separation Agreement. If you revoke this Separation Agreement, it will be ineffective and neither of us will have any obligation to do any of the things provided for herein.

If you agree with the terms and conditions set forth above, please indicate your acknowledgment and acceptance by signing and dating this Separation Agreement where indicated below, and return the fully executed Separation Agreement to me no later than twenty-two (22) days following December 31, 2025 but in no event earlier than December 31, 2025 This return date shall not be extended under any circumstances.

Encore Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission

Should you wish to discuss this Separation Agreement with the Company, please contact Whit Markowitz.

Sincerely,

Encore Group (USA) LLC

/s/ Benjamin Erwin
Benjamin Erwin
President & Chief Executive Officer

Employee:

Acknowledged, Agreed and Accepted:

/s/ Charlie Young
Charlie Young

Date: 2025-12-31